Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

Meta Financial Group, Inc.	MetaBank	100%	Federal

The financial statements of Meta Financial Group, Inc. are consolidated with those of MetaBank.